Exhibit 15.6

PACIFIC INTERNET LIMITED COMPENSATION & ADMINISTRATIVE COMMITTEE CHARTER (1st Revised Version)

This Charter shall supersede the Terms of Reference of the Compensation & Administrative Committee (the “Committee”) adopted by the Board of Directors on 30 May 2002.
1.	COMPOSITION AND CONSTITUTION

1.1	The Committee shall comprise of at least three members of the Board. All members of the Committee must satisfy the independence requirements of the NASDAQ National Stock Market and the US Securities Exchange Commission) and the rules and regulations promulgated thereunder.

If the Committee is comprised of at least three members, one director who (i) is not independent as defined in NASD Marketplace Rule 4200; and (ii) is not a current officer or employee of the Company or Family Member (as defined in NASD Marketplace Rule 4200(a)(14)) of such a officer or employee, may be appointed to the Committee if the Board, under exceptional and limited circumstances, determines that membership on the Committee by the individual is required by the best interests of the Company and its shareholders, and the Board discloses, in the Company’s Form 20F subsequent to such determination, the nature of the relationship and the reasons for the determination. A member appointed under this exception may not serve longer than two years.

1.2	Unless the Board elects a chairman of the Committee, the members of the Committee shall elect a Chairman from among their number by majority vote.

2.	OBJECTIVE

2.1	The Board has delegated to the Committee the authority to:
2.1.1	review and decide on compensation for key employees and the Board;

2.1.2	determine severance arrangements; and

2.1.3	decide on and administer company-wide incentive schemes such as Employee Share Option Plans.
3.	THE ROLE OF THE COMPENSATION & ADMINISTRATIVE COMMITTEE
The Committee will be responsible for the following:
3.1	Selecting and recommending, to the Board appropriate candidates for the Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and other key management positions in the Company.

3.2	Determine the promotion and remuneration packages for the CEO, CFO and key management executives to ensure market competitiveness and mix of remuneration. When the compensation of the CEO is being voted on or deliberated by the Committee, the CEO may not be present.

Pacific Internet Ltd
Compensation & Administrative Committee Charter (1st Revised Version)

3.3	Determine the severance arrangements of any key employee.

3.4	Decide on Board of Directors remuneration and their retirement terms.

3.5	Determine the number of options in the capital of the Company to be offered under the different tranches of each Employees’ Share Option Plan, subject to the maximum number prescribed in the Plan.

3.6	Approve and administer the equity incentives plans of the Company (including the Company’s 1998 Employees’ Share Option Plan and 1999 Share Option Plan) in accordance with the duties, powers and authority conferred under each plan.

3.7	Decision on matters relating to or in connection with the equity incentive plans of the Company (including the Company’s 1998 Employees’ Share Option Plan and 1999 Share Option Plan) consistent with the terms of the plans, including but not limited to making or varying rules and regulations relating to the plans (not been inconsistent with the plans) from time to time for the administration of such plans.

3.8	Approve bonus payments in the Company.

3.9	To approve guidelines pertaining to good corporate governance and accountability within the Company.

3.10	To keep the Board of Directors informed of major decisions made.

3.11	To review and re-assess the adequacy of this Charter on an annual basis and recommend any proposed changes to the Board for approval.

3.12	To evaluate its own performance annually.

4.	MEETINGS

4.1	To carry out the above functions, the Committee shall meet as frequently as required at such time and place as it may elect. A member may, and the Company Secretary on the request of a member shall, at any other time convene a meeting of the members of the Committee by notice served upon the members of the Committee.

4.2	Except as otherwise provided herein, the Committee shall be governed by the same rules regarding meetings (including meetings by conference telephone or similar communications equipment), resolutions in writing, notice, waiver of notice, quorum and voting requirements as are applicable to the Board.

4.3	The decision of the Committee shall be final and binding.
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Adopted and approved by the Board on this 25th day of July 2005.

Revision History
•	Original Version approved by the Board of Directors on 30 May 2002.

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